Exhibit 10.2

Second Amendment to Lease

This Second Amendment to Lease (this “Amendment”) is by and between PDM 900 Unit, LLC, a Delaware limited liability company (“Landlord”), and Alkermes, Inc., a Pennsylvania corporation (“Tenant”), and is executed as of this 10th day of May, 2019.

WHEREAS, Landlord and Tenant are parties to a certain Lease dated as of March 23, 2018, as previously amended by a First Amendment to Lease dated as of June 21, 2018 (as amended, the “Lease”) with respect to certain premises consisting of a four-level building stipulated to contain 220,000 rentable square feet (as further described in the Lease, the “Premises”) in the building (the “Building”) to be located at 900 Winter Street, Waltham, Massachusetts upon completion; and

WHEREAS, pursuant to Article 26 of the Lease, Landlord has obtained the necessary permits and approvals from the City of Waltham to proceed with the Conversion Work, and the Lease contemplates that the parties will memorialize such modification to the Premises by entering into an amendment to Lease.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Undefined Terms.  All capitalized terms used herein and not herein defined shall have the meanings set forth in the Lease.

2.Increase in Rentable Square Footage of Premises; Confirmation of Building Address.

(a)The Premises is hereby deemed to be increased by 11,398 rentable square feet on account of the conversion of a portion of the lower level of the building to office use as shown on Exhibit A, attached (such space being referred to herein as the “Converted Space”). The Premises, inclusive of the Converted Space, and the Building, are therefore deemed to consist of 231,398 rentable square feet in total.

Notwithstanding anything to the contrary in the Lease, the definition of the Landlord Work shall not include the Base Building Work necessary to accommodate the conversion of the Converted Space to office use, or the Converted Space Finish Work (as defined below), for purposes of determining (and shall not be a condition to) the Delivery Date (and, therefore, the Commencement Date) under Section 1.03(a) of the Lease, the Rent Commencement Date under Section 2.01 of the Lease, or the Substantial Completion of the Landlord Work for the remainder of the Premises pursuant to Section 2.07(a) of the Work Letter; such work is not subject to the PRISA II Guaranty; and such work is not subject to, and failure to timely complete such work, shall not be considered to result in any penalties or additional obligations of Landlord pursuant to Section 2.07(d) of the Work Letter.

(b)Landlord confirms that the City of Waltham has agreed to recognize the street address of the Building as 900 Winter Street, Waltham, and Tenant acknowledges the same for the purposes of the last sentence of the first paragraph of Section 1.01 of the Lease.

3.Modifications to Base Building Work, Expiration of Certain Remedies.

(a)Landlord shall perform the necessary improvements to the Base Building Work to accommodate the conversion of the Converted Space to office use in a manner consistent with the special permit plans approved by the City of Waltham, a copy of which is attached as Exhibit B-1 to this Amendment, and the list of plans and specifications for the conversion of the Converted Space attached as Exhibit B-2 to this Amendment (collectively, the “Converted Space Plans”), and otherwise on the conditions applicable to the Base Building Work, generally, as affected by this Amendment. Tenant acknowledges that the Converted Space Plans have been approved by Tenant. Tenant acknowledges and agrees that any modifications to the Base Building Work necessary to comply with applicable legal requirements and first-class suburban office building standards are Permitted Base Building Work Changes. Notwithstanding anything in the Lease to the contrary, however, Landlord shall have no obligation to review multiple alternatives to comply with applicable legal requirements with Tenant with respect to the Converted Space Plans, except to the extent that such alternatives would minimize the impact of such change on Tenant’s Finish Work as designed as of the date of this Amendment.

(b)The parties acknowledge and agree that the conditions necessary to satisfy Sections 2.07(d)(i) and 2.07(e) of the Work Letter have occurred in a timely manner and neither party shall have any further right to terminate the Lease thereunder.

4.Design and Construction of Finish Work for Converted Space, Finish Work Allowance and Supplemental Allowance; Delivery of Converted Space.

(a)Tenant shall design, and Landlord shall construct, the Finish Work for the Converted Space (the “Converted Space Finish Work”) on the conditions applicable to the Finish Work, generally, as affected by this Amendment.  Tenant shall deliver its Construction Documents for the Converted Space no later than February 15, 2019, and Attachment 4 to the Work Letter is hereby modified to include such obligation as an additional submission deadline for Tenant. Landlord acknowledges and agrees that Tenant timely so delivered its Construction Documents for the Converted Space.

(b)The Finish Work Allowance is hereby increased by an amount equal to $70.00 per rentable square foot of the Converted Space (i.e., $797,860), for a total amount of $16,647,860, (which amount Landlord confirms is not affected by or subject to any reduction on account of costs incurred by Landlord to obtain the permits and approvals necessary to complete the Garage Conversion, Landlord having performed such work at its sole cost notwithstanding the provisions of Section 26.01 of the Lease (Landlord hereby waiving its right pursuant to said Section 26.01 to have Tenant bear fifty percent (50%) of such permit and approval costs), but is subject to adjustment upon the other terms and conditions of the Work Letter).

(c)The Supplemental Allowance is hereby increased by an amount equal to $75.00 per rentable square foot of the Converted Space (i.e., $854,850). The chart showing amounts due on account of Supplemental Rent, as shown in Section 3 of the First Amendment, is hereby deleted in its entirety and the following is inserted in its place:

Period	Annual Supplemental Rent	Monthly Supplemental Rent
Lease Year 1	$1,977,043.54	$164,753.63
Lease Year 2	$1,977,043.54	$164,753.63
Lease Year 3	$1,977,043.54	$164,753.63
Lease Year 4	$1,977,043.54	$164,753.63
Lease Year 5	$1,977,043.54	$164,753.63
Lease Year 6	$1,977,043.54	$164,753.63
Lease Year 7	$1,977,043.54	$164,753.63
Lease Year 8	$1,977,043.54	$164,753.63
Lease Year 9	$1,977,043.54	$164,753.63
Lease Year 10	$1,977,043.54	$164,753.63
Lease Year 11	$1,977,043.54	$164,753.63
Lease Year 12	$1,977,043.54	$164,753.63
Lease Year 13	$1,977,043.54	$164,753.63
Lease Year 14	$1,977,043.54	$164,753.63
Lease Year 15	$1,977,043.54	$164,753.63
Lease Year 16	**$1,977,043.54	$164,753.63

** - pro-rated (1.5 months)

(d)Following its receipt and approval of the Construction Documents for the Converted Space Finish Work, Landlord shall notify Tenant of the final guaranteed maximum price  construction cost for the Converted Space Finish Work (the “GMP”) from Landlord’s contractor in the manner required pursuant to the last paragraph of Section 2.02(a) of the Work Letter and Tenant shall have ten (10) days following Landlord’s delivery of the Converted Space GMP to Tenant to propose any initial Finish Work Change Orders that Tenant may reasonably determine are necessary to keep the cost of the Converted Space Finish Work within Tenant’s budget. Landlord is authorized to proceed with the Converted Space Finish Work shown on the final, approved Construction Documents for such work (as affected by approved Finish Work Change Orders), on the date that is ten (10) days after Landlord delivers the estimated Converted Space GMP, as set forth above, unless and to the extent that Tenant withdraws the Construction

Documents for such work in writing for the purposes of Tenant’s value engineering. Tenant acknowledges that any such withdrawal in accordance with the preceding sentence may result in a Tenant Delay and, if it prevents Landlord from proceeding with any portion of the Finish Work, shall be a Tenant Delay with a duration of one day for each day that Landlord is required to stop work as a result, and shall be considered an Agreed Tenant Delay for all purposes under the Work Letter. Except as set forth in this paragraph, Landlord shall have no other obligation to provide construction estimates or bidding for the Converted Space Finish Work.

While it is anticipated that the determination of Substantial Completion of the Converted Space Finish Work, and the Final Punchlist for the same, shall take place simultaneously with the determination of Substantial Completion and Final Punchlist for the remainder of the Landlord Work, Tenant acknowledges that the determination of Substantial Completion of the Converted Space Finish Work, and the Final Punchlist for the same, may take place separately from the determination of Substantial Completion and Final Punchlist for the remainder of the Landlord Work.

5.Base Rent. Commencing on the date (the “Converted Space RCD”) that is the later to occur of the Rent Commencement Date for the remainder of the Premises excluding the Converted Space (the “Original Premises”) or the date that Landlord Substantially Completes the Converted Space Finish Work, Tenant shall pay Base Rent for the Converted Space (in the manner and at the times required for the Original Premises and at the same rate applicable to the Original Premises) pursuant to the following schedule:

Period	Annual Base Rent	Annual Base Rent Per Rentable Square Foot	Monthly Base Rent
Lease Year 1	*$398,930.00	$35.00	$33,244.17
Lease Year 2	$404,629.00	$35.50	$33,719.08
Lease Year 3	$410,328.00	$36.00	$34,194.00
Lease Year 4	$416,027.00	$36.50	$34,668.92
Lease Year 5	$421,726.00	$37.00	$35,143.83
Lease Year 6	$427,425.00	$37.50	$35,618.75
Lease Year 7	$433,124.00	$38.00	$36,093.67
Lease Year 8	$438,823.00	$38.50	$36,568.58
Lease Year 9	$444,522.00	$39.00	$37,043.50
Lease Year 10	$450,221.00	$39.50	$37,518.42
Lease Year 11	$455,920.00	$40.00	$37,993.33

Lease Year 12	$461,619.00	$40.50	$38,468.25
Lease Year 13	$467,318.00	$41.00	$38,943.17
Lease Year 14	$473,017.00	$41.50	$39,418.08
Lease Year 15	$478,716.00	$42.00	$39,893.00
Lease Year 16	**$484,415.00	$42.50	$40,367.92

* - pro-rated for the period commencing on the Converted Space RCD (and, for purposes of further clarification, if the Converted Space RCD were to occur in a Lease Year subsequent to Lease Year 1, the Annual Base Rent for the Converted Space (a) would not apply with respect to any Lease Years prior to the Lease Year in which the Converted Space RCD occurred and (b) would be pro-rated for the Lease Year in which the Converted Space RCD occurred).

** - pro-rated (1.5 months)

If the Converted Space RCD is other than the first day of the month, then, with respect to the partial month following the Converted Space RCD, Tenant shall pay to Landlord on or before the Converted Space RCD a pro-rated share of the Base Rent that would have otherwise been payable for such month (based on the number of days in such month).

6.Additional Rent. Tenant shall pay Additional Rent for the Converted Space in the manner and at the times applicable to the Original Premises except as expressly set forth in this Amendment. Notwithstanding anything in the Lease to the contrary, Tenant shall have no obligation to pay for utilities consumed in the Converted Space prior to the Converted Space RCD except to the extent included in Direct Costs for the construction of the Converted Space Finish Work.

7.Letter of Credit. The parties acknowledge, that, as of the date hereof, the Letter of Credit Amount referenced in Section 2.05 of the Lease is $5,877,509.20, reflecting an increase in the amount of $289,374.13 on account of the Converted Space).

8.Authority.

(a)Tenant warrants and represents that (i) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (ii)  Tenant has duly executed and delivered this Amendment; (iii) the execution, delivery and performance by Tenant of this Amendment (1) are within the powers of Tenant, (2) have been duly authorized by all requisite action, (3) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (4) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Amendment; and (d) this Amendment is a valid and binding obligation of Tenant in accordance with its terms.  This warranty and representation shall survive the termination of the Lease.

(b)Landlord warrants and represents that (i) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (ii)  Landlord has duly executed and delivered this Amendment; (iii) the execution, delivery and performance by Landlord of this Amendment (1) are within the powers of Landlord, (2) have been duly authorized on behalf of Landlord by all requisite action and (3) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound; and (4) this Amendment is a valid and binding obligation of Landlord in accordance with its terms.  This warranty and representation shall survive the termination of the Lease.

9.Parking.  Section 20.10 of the Lease is hereby amended by deleting the numbers 726, 73, and 144 as they appear and replacing them with the numbers 754, 45, and 146, respectively.

10.Expansion Option. The parties acknowledge that, in connection with the procurement of the permits and approvals for the Converted Space, the Proposed Additional Building has been reduced by 11,398 rentable square feet, in accordance with the first paragraph of Section 26.01 of the Lease.

11.Miscellaneous. Exhibit 1 to Schedule 1 attached to the Work Letter is hereby deleted in its entirety, and Replacement Exhibit 1 to this Amendment is inserted in its place.

12.Brokerage.  Landlord and Tenant each represent and warrant that they have not directly or indirectly dealt with any broker with respect to entering into this Amendment other than the Brokers. Each party agrees to exonerate and save harmless and indemnify the other against any loss, cost, claim or expense (including reasonable attorney’s fees) resulting from its breach of the forgoing representation and warranty.  Brokers are to be paid by Landlord pursuant to the terms of a separate agreement.

13.Ratification.  Except as hereby amended, the Lease shall remain in full force and effect, is hereby ratified and confirmed, and remains unchanged.

14.Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with the laws of the state in which the Premises are located.

15.Counterparts.  This Amendment may be executed in several counterparts, each of which shall be an original but all of which shall constitute but one and the same instrument.  Facsimile signatures or electronically scanned and delivered signatures shall be considered original signatures for the purpose of execution and enforcement of the rights delineated in this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first noted above.

PDM 900 UNIT, LLC

By: /s/ Paul Marcus______________________________

           Name: Paul Marcus________________________

           Title: Authorized Signatory__________________

ALKERMES, INC.

By: /s/ Michael Landine__________________________

           Name: Michael Landine_____________________

           Title: Senior Vice President__________________

By: /s/ James Frates_____________________________

           Name: James Frates________________________

           Title: CFO_______________________________

Alkermes PLC a company registered under the laws of Ireland (“Guarantor”) has executed this Amendment to confirm that the Guaranty given by it dated March 23, 2018 remains in full force and effect and is applicable to all of Tenant’s obligations under the Lease as modified herein, subject to the terms and limitation set forth in the Guaranty.

GUARANTOR:
Alkermes PLC By: /s/ Tom Riordan_____________________________ Name: Tom Riordan________________________ Title: Assistant Company Secretary____________

Exhibit A

Converted Space

Exhibit B-1

Special Permit Plans

Exhibit B-2

Plans and Specifications